  EXHIBIT 1-A 6.10

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

Dated effective as of  April 8, 2020

AMONG:

CHEMESIS INTERNATIONAL INC., a British Columbia corporation (“Chemesis”)

and

NATURAL VENTURES PR LLC, a Puerto Rico limited liability corporation (“NVPR”)

and

EDGAR MONTERO, an individual residing in Puerto Rico (the “Executive”).

RECITALS:

A. Chemesis, NVPR and the Executive entered into an executive employment agreement dated July 2, 2019 (the “Employment Agreement”); and

B. Chemesis and the Executive wish to amend certain terms of the Employment Agreement;

NOW THEREFORE in consideration of the premises, covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties agree and confirm as follows:

1.	All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Employment Agreement;

2.	Section 3.01 of the Employment Agreement is hereby amended and replaced in its entirety with the following:

“Chemesis shall pay the Executive a monthly base salary (the "Base Salary") of USD$20,000, less applicable deductions and withholdings, on an incremental basis according to its payroll practices. The Base Salary will be reviewed annually. The Base Salary is exclusive of and independent to the benefits outlined in Article 4 below.”

3.	Section 3.02 of the Employment Agreement is hereby amended and replaced in its entirety with the following:

“The Executive will be eligible for annual cash and/or share bonuses, as determined by the Board in its sole discretion exercised in good faith from time to time, in recognition of the achievement of corporate milestones, as agreed between the Board and the Executive on an annual basis. The Executive’s target bonus will be such amount as is equal to 1% of Chemesis’ gross annual revenue for the calendar year immediately preceding the year in respect of which such annual bonus amount is determined.”

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4.

Except as expressly amended hereby, the Employment Agreement shall be unmodified and shall continue to be in full force and effect in accordance with its terms (as amended hereby) and all provisions of the Employment Agreement, as amended hereby, are confirmed.

5.

This Agreement will be interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of British Columbia.

6.	This Agreement may be executed in counterpart and may be executed and delivered by facsimile, electronic mail or other means of electronic transmission.

[Signature Page Follows.]

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This agreement is signed having been executed by the parties on April 8, 2020.

CHEMESIS INTERNATIONAL INC.

By:	/s/ Aman Parmar
Name: Aman Parmar
Title: President

/s/ Edgar Montero
Edgar Montero

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